Exhibit 99.2

Airborne Reports First Quarter Results

SEATTLE – April 30, 2003 – Airborne, Inc. (NYSE: ABF) today reported a net loss of $5.6 million, or $.12 per share in the first quarter, compared to net income of $5.3 million, or $.11 per share in the first quarter of 2002. In the quarter ended March 31, 2003, operating costs were much higher than expected due to escalating fuel costs, expenses associated with the announced merger with DHL, and costs related to the extreme weather conditions. Also, as anticipated, corporate costs related to pension and employee healthcare were significantly higher than in the first quarter last year.

“Operating expenses were negatively impacted this quarter by the rise in fuel costs and from unplanned expenses related to the severe winter weather,” stated Carl Donaway, Chairman and CEO. “Combined with the expenses related to our announced strategic transaction with DHL and a charge related to the Federal Stabilization Act compensation, the impact of these items on operating earnings this quarter was approximately $20.3 million, or $.25 per share after tax.”

On March 25, 2003, Airborne announced plans to sell its ground operations network to DHL and separate its airline, ABX Air, into a separate, publicly traded company that will be wholly owned by ABF shareholders upon closing of the transaction. “We are excited about the opportunity to create a strong third competitor in the U.S. express delivery market and bring the benefits of intensified competition and enhanced service to customers,” stated Donaway. “This transaction is structured to clearly meet all regulatory requirements, and we are vigorously working towards completing our planned regulatory filings. I am optimistic that we will complete the regulatory process on a timely basis and meet our goal of closing the transaction in the third quarter of this year.”

Results for the first quarter of 2003 included a one time charge of $650,000, equating to $.01 per share after-tax, related to the finalization of the filing with the Department of Transportation regarding the computation of compensation due the Company under the Air Transportation Safety and System Stabilization Act. The charge reflects the difference between the $12.3 million Airborne ultimately received under the Act, and amounts previously recorded in 2001. Results for the first quarter of 2002 included a one-time credit of $1.7 million, or $.02 per share after tax, related to the gain on the sale of securities.

Total domestic shipment volumes increased 3.5% from the first quarter of last year due to the strong growth in the ground product. Ground Delivery Service (GDS) volumes averaged 220,000 shipments per day in the first quarter, exceeding management’s target of 210,000 per day and up significantly from the average of 92,000 shipments per day in the first quarter of last year. Volumes increased 10.7% to 103,000 shipments per day for the airborne@home service, in line with the expectations set at the beginning of the year. Core air express shipments, impacted by the sluggish economy and adverse winter weather, decreased 8.0% from the first quarter of last year.

Airborne’s revenues totaled $825 million for the first quarter of 2003, compared to $791 million in the first quarter last year. Domestic revenues increased 4.2% to $744 million, compared to $714 million a year ago, and average revenue per domestic shipment improved about 1.0% to $8.63 in the quarter, compared to $8.55 a year ago. International revenues increased 5.3% to $80 million in the first quarter compared to $76 million last year. Total international volume decreased 2.1% in the quarter, although revenue per shipment rose 7.5% to $58.02. The international segment recorded a loss of $1.7 million in the first quarter of 2003, the same as a year ago.

“Higher general and administrative costs were a significant drag on profitability in the first quarter,” added Lanny Michael, Executive Vice President and CFO. “In addition to the professional and legal costs of $6.0 million associated with our announced merger with DHL, pension and employee healthcare costs, as expected, increased by $7.7 million over a year ago.” These increased costs were partially offset by a credit of $2.6 million from insurance recoveries related to the disruption of business after the events of September 11, 2001. “The adverse winter weather, particularly in the Midwest and Northeast, had negative effects on our labor productivity and shipment volumes,” stated Michael. “The weather also resulted in incremental operating costs in areas such as facility and deicing costs, which increased by $4.7 million compared to a year ago. Despite the impact of the weather, productivity, as measured by shipments per employee hour paid, improved 3.7% over the first quarter of last year.

Fuel costs rose significantly, reaching $1.21 per gallon in March with an average price of $1.12 in the first quarter, compared to $0.71 in the first quarter of last year. Fuel consumption for the first quarter decreased 4.9% to 36.5 million gallons, yet fuel related costs, net of an increase in fuel surcharge revenues, increased by $9.0 million over the first quarter of 2002.

At March 31, 2003, total cash and cash equivalents, including restricted cash, totaled $378 million, compared to $376 million at year-end 2002. Total capital expenditures were $50 million in the first quarter, which included the acquisition of two Boeing 767 aircraft. In April of 2003, the Company amended its revolving credit facility, which resulted in revised financial covenants and a reduction of the facility to $200 million from $275 million. Airborne was in compliance with all revised financial covenants at March 31, 2003.

Outlook:

“Looking ahead, our focus will be on maintaining our business position, controlling costs, and increasing sales and labor productivity,” stated Donaway. “The economy does not appear to be showing signs of any sustained strength. As a result, the outlook for the near term remains cautious. Air express volumes for 2003 are expected to be down for the year-over-year periods, including the second quarter of 2003. We are targeting 220,000 to 230,000 GDS shipments per day, and 100,000 to 110,000 airborne@home shipments per day in the second quarter.”

“We expect continued operating performance pressure in 2003 from higher operating costs, due in part to higher GDS shipment volumes, increased pension and employee healthcare costs, and higher fuel costs,” Michael added. “The level of legal and professional expenses in 2003 are expected to remain higher than in 2002 due to the ongoing work related to the DHL transaction. Fuel prices, while having abated some from the March 2003 peak, will likely remain higher than levels experienced in the second quarter of last year. While the increased revenue fuel surcharge rates implemented in 2003 should help mitigate the increase in fuel costs, it may be difficult to completely offset incremental fuel costs compared to last year.”

Airborne management will host a conference call at 7:30 am PDT today to discuss the first quarter operational results. The webcast of the live call and replay can be found at www.airborne.com, or the live call can be accessed by dialing (877) 679-9045 domestically or (952) 556-2802 internationally. The replay will be available for one week at (800) 615-3210 domestically or (703) 326-3020 internationally, both using access code 105459#.

For more than 50 years, Airborne, Inc. and its subsidiaries have served the shipping needs of business customers around the world. Today, Airborne offers total distribution solutions by providing time-sensitive delivery of documents, letters, small packages, and freight to virtually every U.S. ZIP code and more than 200 countries. Customers can select from a variety of services including Same Day, Airborne 10:30 AM, Express AM, Next Afternoon, Two Day, Ground, International Express and Freight, Ocean Service, and logistics management.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. The Company’s actual results may differ materially from the results discussed in the forward-looking statements. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Factors that might cause such a difference include, but are not limited to, the ability to anticipate fuel costs, shipping volumes, and transaction-related expenses, success of international shipping and cost cutting initiatives, improving operating margins and productivity, realignment and overhead reduction efforts, regulatory and government policy, changes in customers’ shipping patterns, liquidity issues, and risks associated with maintaining a fleet of aircraft.

CONTACT:

Investor Relations: Lanny Michael, Chief Financial Officer, 206-830-1003

Media/News: Public Relations – Robert Mintz, 206-830-3185

(more)

AIRBORNE, INC.

FINANCIAL RESULTS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31
	2003	2002
Revenues:
Domestic	$744,395	$714,139
International	80,475	76,453

	824,870	790,592
Operating Expenses:
Transportation Purchased	265,536	249,031
Station and Ground Operations	279,488	264,119
Flight Operations and Maintenance	142,143	125,366
General and Administrative	72,992	65,486
Sales and Marketing	21,774	22,276
Depreciation and Amortization	44,442	49,121
Federal Legislation Compensation	650	—

	827,025	775,399

Earnings (Loss) from Operations	(2,155)	15,193

Other Income (Expense):
Interest income	1,096	808
Interest expense	(7,179)	(7,679)
Discount on Sales of Receivables	(1,059)	(1,305)
Other	(64)	1,896

Earnings (Loss) Before Income Taxes	(9,361)	8,913

Income Tax (Expense) Benefit	3,773	(3,645)

Net Earnings (Loss)	$(5,588)	$5,268

Net Earnings (Loss) per Share:

Basic–	$(0.12)	$0.11

Diluted–	$(0.12)	$0.11

Diluted Average Shares Outstanding	48,445	48,589

Capital Expenditures	$50,179	$27,199

Segment Earnings from Operations:
Domestic	$(423)	$16,932
International	(1,732)	(1,739)

Total	$(2,155)	$15,193

AIRBORNE, INC.

BALANCE SHEETS

(in thousands)

	March 31 2003	December 31 2002
	(unaudited)
Assets:
Cash	$327,060	$339,900
Restricted Cash	51,430	36,333
Trade Accounts Receivable	153,268	169,880
Other Current Assets	112,780	100,698

Total Current Assets	644,538	646,811
Property and Equipment, Net	1,191,692	1,181,430
Equipment Deposits and Other Assets	47,347	50,845

Total Assets	$1,883,577	$1,879,086

Liabilities and Shareholders’ Equity:
Current Liabilities	$410,253	$403,381
Long-Term Obligations	370,844	370,091
Other Long-Term Liabilities	270,063	266,451
Shareholders’ Equity, Net	832,417	839,163

Total Liabilities & Shareholders’ Equity	$1,883,577	$1,879,086

OPERATING STATISTICS

	Three Months Ended March 31
	2003	2002
Shipments (in thousands):
Domestic
Overnight	37,311	39,917
Next Afternoon	12,180	13,185
Second Day Service	16,187	18,323
Ground Delivery Service	13,854	5,790
airborne@home	6,494	5,866

Total Domestic	86,026	83,081

International
Express	1,318	1,330
Freight	69	87

Total International	1,387	1,417

Total Shipments	87,413	84,498

Average Pounds per Shipment:
Domestic	5.09	4.44
International	56.33	55.43
Average Revenue per Pound:
Domestic	$1.68	$1.88
International	$1.01	$0.95
Average Revenue per Shipment:
Domestic	$8.63	$8.55
International	$58.02	$53.95

Operating Days	63	63